Exhibit 99.1
Motorola Announces Preliminary Estimates of Fourth Quarter 2006 Results
SCHAUMBURG, Ill. — January 4, 2007 — Motorola, Inc. (NYSE: MOT) today announced preliminary estimates of fourth quarter 2006 financial results. Although the company has not finalized its financial results for the fourth quarter, sales are now estimated to be in the range of $11.6 to $11.8 billion, versus the guidance given on October 17, 2006, of $11.8 to $12.1 billion. Fourth-quarter GAAP earnings per share are now estimated to be in the range of $0.13 to $0.16, which is below the company’s internal forecast at the start of the fourth quarter. The estimated earnings per share range includes estimated net charges, primarily non-cash, of approximately $0.10 per share relating to items that are typically highlighted in the company’s earnings press releases, including investment-related losses, stock compensation expenses, business reorganization charges and unusual tax expenses. The fourth quarter will represent Motorola’s 24th consecutive quarter of positive operating cash flow.
The shortfall in both sales and earnings occurred in the Mobile Devices segment and is attributed to an unfavorable geographical and product-tier mix of sales as compared to the company’s internal forecast. In the fourth quarter, Mobile Devices unit sales were approximately 66 million units, up 23 percent from the third quarter of 2006 and up 48 percent from the fourth quarter of 2005.
The fourth-quarter results for both the Networks & Enterprise and Connected Home segments are expected to meet or exceed the internal expectations of the company at the start of the fourth quarter.
“We are very disappointed with our fourth-quarter financial performance,” said Ed Zander, chairman and CEO, “but we remain committed to the strategic direction and long-term financial targets we discussed at our annual analysts meeting in July 2006. We will discuss plans to improve operating profitability on January 19 when we announce fourth-quarter earnings.”
Motorola’s fourth-quarter results are scheduled to be announced at approximately 6:30 a.m., Eastern Time (USA) on Friday, January 19. Motorola will host its quarterly conference call from 7:30 — 8:30 a.m., Eastern Time (USA) on Friday, January 19. The conference call will be web-cast live with audio and slides at www.motorola.com/investor. In addition, Motorola will hold an analysts meeting from 10 a.m. — noon, Eastern Time (USA) on Friday, January 19. Motorola’s senior management will provide updates on its business strategy and outlook for 2007. This meeting will be web-cast live with audio and slides at: www.motorola.com/investor.
Business Risks
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, Motorola’s estimated: (1) range for sales in the fourth quarter of 2006, (2) range for GAAP earnings per share in the fourth quarter of 2006, (3) charges relating to highlighted items in the fourth quarter of 2006, and (4) results for the Company’s operating segments.
Each of these estimates are based on very preliminary information about the fourth quarter of 2006. Although the quarter is now completed, the Company is still in the early stages of its standard financial reporting closing procedures. Accordingly, as the Company completes its normal quarter and year-end closing and auditing processes, actual results could differ from these preliminary estimates.

In general, the Company’s financial and operating results are impacted by the risk factors below, as well as those on pages 19 through 27 in Item 1A of Motorola’s 2005 Annual Report on Form 10-K and in its other SEC filings, which could cause Motorola’s actual results to differ materially from those estimated or predicted in the forward-looking statements. Motorola undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events, or otherwise. Factors that may impact forward-looking statements include, but are not limited to: (1) the company’s ability to increase profitability and market share in its wireless handset business; (2) the level of demand for the company’s products, including products related to new technologies; (3) the company’s ability to introduce new products and technologies in a timely manner; (4) the company’s ability to continue generating meaningful savings from supply-chain improvements, manufacturing consolidation and other cost-reduction initiatives; (5) the uncertainty of current economic and political conditions, as well as the economic outlook for the telecommunications and broadband industries; (6) the company’s ability to purchase sufficient materials, parts and components to meet customer demand; (7) unexpected negative consequences from the realignment of the company’s Networks and Enterprise business; (8) risks related to dependence on certain key suppliers; (9) the impact on the company’s performance and financial results from strategic acquisitions or divestitures, including those that may occur in the future; (10) risks related to the company’s high volume of manufacturing and sales in Asia; (11) the creditworthiness of the company’s customers, particularly purchasers of large infrastructure systems; (12) variability in income generated from licensing the company’s intellectual property; (13) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation, including without limitation any relating to the Iridium project; (14) the timing and levels at which design wins become actual orders and sales; (15) the impact of foreign currency fluctuations; (16) the impact on the company from continuing hostilities in Iraq and conflict in other countries; (17) the impact on the company from ongoing consolidation in the telecommunications and broadband industries; (18) the impact of changes in governmental policies, laws or regulations; (19) the outcome of currently ongoing and future tax matters; and (20) unforeseen negative consequences from the company’s outsourcing of various activities, including certain manufacturing, information technology and administrative functions.
About Motorola
Motorola is known around the world for innovation and leadership in wireless and broadband communications. Inspired by our vision of Seamless Mobility, the people of Motorola are committed to helping you get and stay connected simply and seamlessly to the people, information, and entertainment that you want and need. We do this by designing and delivering “must have” products, “must do” experiences and powerful networks — along with a full complement of support services. A Fortune 100 company with global presence and impact, Motorola had sales of US $35.3 billion in 2005. For more information about our company, our people and our innovations, please visit www.motorola.com.
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Media Contact:
Jennifer Weyrauch-Erickson
Motorola
+1 (847) 435 5320
jennifer.erickson@motorola.com